Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

—Diluted Earnings Per Share Up 21%—

—Increasing 2012 Earnings Estimate to $1.83 — $1.85 Per Diluted Share—

Berwyn, PA, July 24, 2012 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that established records for orders, operating income, operating margins, net income and diluted earnings per share. In addition, backlog at June 30, 2012 exceeded $1 billion and was an all-time high.

All per share amounts in this press release reflect the impact of a 3-for-2 stock split paid on June 29, 2012.

AMETEK’s second quarter 2012 sales of $825.9 million were up 9% over the same period of 2011. Operating income for the second quarter of 2012 was $185.0 million, an 18% increase from the $157.0 million recorded in the same period of 2011. Operating margins improved 170 basis points to 22.4% in the second quarter of 2012. Net income increased 21% to $113.7 million, or $0.47 per diluted share, from the second quarter 2011 levels of $94.1 million, or $0.39 per diluted share.

“AMETEK performed well in the second quarter in a slowing global economic environment. Our Operational Excellence initiatives, contributions from acquired businesses, and the continued strength of our aerospace and oil and gas businesses allowed us to exceed our second quarter earnings expectations and raise our 2012 earnings guidance. We have and will continue to take appropriate actions to manage our costs while remaining an active acquirer,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Electronic Instruments Group (EIG)
For the second quarter of 2012, EIG sales increased 11% to $452.1 million. Operating income was $117.7 million, compared with $101.5 million in the second quarter of 2011, a 16% increase. Operating margins for the quarter were 26.0%, up 110 basis points from 24.9% in last year’s second quarter.

“EIG performed well in the second quarter. Sales were up due to strength in our aerospace and oil and gas businesses, combined with contributions from the recently acquired O’Brien, TMC, EM Test, and Reichert Technologies businesses. Operating margins expanded 110 basis points to 26.0%, benefitting from our Operational Excellence initiatives,” said Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Electromechanical Group (EMG)
For the second quarter of 2012, EMG sales increased 6% to $373.8 million. Operating income in the second quarter of 2012 of $78.8 million was up 14%, compared with $69.2 million in the same period of 2011. Operating margins were 21.1% in the second quarter of 2012, up 140 basis points from 19.7% in last year’s second quarter. Sales, operating income and operating margins were all at record levels in the quarter.

“EMG had a solid second quarter. Sales were up on core growth in our differentiated businesses and the contributions from the acquisitions of Avicenna Technology, Coining and Dunkermotoren, more than offsetting weakness in our cost-driven motor business. Operating margins were up 140 basis points in the quarter to a record 21.1% driven by our Operational Excellence initiatives,” commented Mr. Hermance.

2012 Outlook
“Our strong portfolio of businesses, record backlog, proven operational capabilities, and a successful focus on strategic acquisitions should enable us to perform well for the remainder of 2012 and beyond. We are increasing our earnings guidance for 2012 even though we expect the slowdown in the global economic environment to continue. We are responding with additional cost containment actions to ensure that we are properly positioned for the remainder of 2012 and into 2013. We will remain an active acquirer,” noted Mr. Hermance.

“We anticipate 2012 revenue to be up low double digits on a percentage basis from 2011 with organic growth of low to mid single digits on a percentage basis. Earnings for 2012 are expected to be in the range of $1.83 to $1.85 per diluted share, up 16% to 17% over 2011, reflecting the leveraged impact of core growth, the benefit from recent acquisitions and our operational initiatives. This is an increase from our previous guidance of $1.80 to $1.83 per diluted share that was given as part of our first quarter earnings release,” added Mr. Hermance.

“Third quarter sales are expected to be up low double digits on a percentage basis over last year’s third quarter. We estimate our earnings to be approximately $0.45 to $0.46 per diluted share, an increase of 13% to 15% over last year’s third quarter of $0.40 per diluted share,” concluded Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Conference Call
The Company will webcast its Second Quarter 2012 investor conference call on Tuesday, July 24, 2012, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$825,898	$758,834	$1,653,050	$1,476,617

Operating expenses:
Cost of sales, excluding depreciation	531,753	499,956	1,068,036	972,760
Selling, general and administrative	95,646	89,685	190,682	171,177
Depreciation	13,521	12,238	26,578	23,705

Total operating expenses	640,920	601,879	1,285,296	1,167,642

Operating income	184,978	156,955	367,754	308,975
Other expenses:
Interest expense	(18,843)	(17,339)	(37,680)	(34,489)
Other, net	(1,848)	(2,381)	(4,088)	(3,866)

Income before income taxes	164,287	137,235	325,986	270,620
Provision for income taxes	50,600	43,091	102,149	86,041

Net income	$113,687	$94,144	$223,837	$184,579

Diluted earnings per share	$0.47	$0.39	$0.92	$0.76

Basic earnings per share	$0.47	$0.39	$0.93	$0.77

Weighted average common shares outstanding:
Diluted shares	243,121	243,322	243,214	243,300

Basic shares	241,168	240,609	240,677	240,100

Dividends per share	$0.06	$0.04	$0.10	$0.08

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AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales:
Electronic Instruments	$452,128	$407,382	$920,936	$796,224
Electromechanical	373,770	351,452	732,114	680,393

Consolidated net sales	$825,898	$758,834	$1,653,050	$1,476,617

Income:
Segment operating income:
Electronic Instruments	$117,651	$101,481	$240,676	$201,441
Electromechanical	78,760	69,156	149,637	132,082

Total segment operating income	196,411	170,637	390,313	333,523
Corporate administrative and other expenses	(11,433)	(13,682)	(22,559)	(24,548)

Consolidated operating income	$184,978	$156,955	$367,754	$308,975

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$168,472	$174,955
Receivables, net	482,799	438,245
Inventories	415,610	380,471
Other current assets	93,981	65,448

Total current assets	1,160,862	1,059,119

Property, plant and equipment, net	361,485	325,329
Goodwill	2,052,547	1,806,237
Other intangibles, investments and other assets	1,339,162	1,128,805

Total assets	$4,914,056	$4,319,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$388,708	$140,508
Accounts payable and accruals	507,672	488,367

Total current liabilities	896,380	628,875

Long-term debt	1,122,893	1,123,416
Deferred income taxes and other long-term liabilities	604,229	514,394
Stockholders’ equity	2,290,554	2,052,805

Total liabilities and stockholders’ equity	$4,914,056	$4,319,490

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